Exhibit 99.1

PRESS RELEASE

Frequency Electronics Chief Financial Officer to Become Interim Chief Financial Officer at Year-End and to Retire Upon Appointment of Successor

MITCHEL FIELD, N.Y., October 29, 2015 (GLOBE NEWSWIRE) -- Frequency Electronics, Inc. (NASDAQ:FEIM) (the Company) today announced that Alan Miller will step down as Secretary, Treasurer and Chief Financial Officer as of December 31, 2015.  From January 1, 2016, Mr. Miller will serve as the Company’s interim CFO until the appointment of a successor CFO.  The Company’s board of directors is undertaking a search to identify a new CFO to succeed Mr. Miller.

“On behalf of Frequency’s Board and management, I want to thank Alan for his commitment and many years of contribution to our company,” said Martin B. Bloch, President and CEO.  “Alan joined the Company in November of 1995 and he has contributed materially to the Company’s endeavors.  We thank him for his prior service and his willingness to continue to work with the Company during the transition of his CFO and other important functions.”

“It has been an honor to work with the Company’s talented and dedicated team over the past 20 years,” said Mr. Miller.  “As the Company has announced, I plan to retire as the Company’s CFO at the end of the year.  However, at the request of the Company, I will stay on as the Company’s interim CFO and continue to perform my current responsibilities until the Company appoints a new CFO.  Until the appointment of my successor, I look forward to working with the Board and management to ensure a seamless transition.”

About Frequency Electronics

Frequency Electronics, Inc. is a world leader in the design, development and manufacture of high precision timing, frequency control and synchronization products for space and terrestrial applications. Frequency's products are used in commercial, government and military systems, including satellite payloads, C4ISR markets, missiles, UAVs, aircraft, GPS, secure radios, energy exploration and wireline and wireless communication networks. Frequency has received over 100 awards of excellence for achievements in providing high performance electronic assemblies for over 150 space and DOD programs. The Company invests significant resources in research and development and strategic acquisitions world-wide to expand its capabilities and markets.

Frequency's Mission Statement: "Our mission is to provide precision time and low phase noise frequency generation systems from 1 Hz to 42 GHz, for space and other challenging environments."

Subsidiaries and Affiliates: Gillam-FEI provides expertise in wireline network synchronization and SCADA; FEI-Zyfer provides GPS and secure timing ("SAASM") capabilities for critical military and commercial applications; FEI-Asia provides cost effective manufacturing and distribution capabilities in a high growth market; FEI-Elcom Tech provides added resources for state-of-the-art RF microwave products. Frequency's Morion affiliate supplies high-quality, cost effective quartz oscillators and components. Additional information is available on the Company's website: www.frequencyelectronics.com

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

The Statements in this press release regarding the future constitute "forward-looking" statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

CONTACT:   General Joseph P. Franklin, Chairman or Alan Miller, CFO:

TELEPHONE: (516) 794-4500

WEBSITE: www.frequencyelectronics.com